United States
                   Securities and Exchange Commission
                         Washington, D.C. 20549

                                Form N-8A

                      Notification of Registration
                  Filed Pursuant to Section 8(a) of the
                     Investment Company Act of 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

_________________________________________________________________________

Name: Islamia Group of Funds

Address of Principal Business Office (No. & Street, City, State, Zip
Code):

1553 Bloomingdale Road, Suite #900, Glendale Heights, IL  60139
_________________________________________________________________________

Telephone Number (including area code):(630) 653-2666

Name and address of agent for service of process:

Qamaruddin Ali Yar Khan

1553 Bloomingdale Road, Suite #900, Glendale Heights, IL  60139
_________________________________________________________________________

Check Appropriate Box:

 Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
 Form N-8A:                       Yes   ( X )      No  (  )
_________________________________________________________________________



     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Bensenville and state of Illinios on the 3rd day of January, 1997.

(Seal)                                  Islamia Group of Funds

                                     By /s/ Q. Ali Yar Khan
                                        _________________________________
                                        Qamaruddin Ali Yar Khan
                                        President

Attest: /s/ Hilda Rodriguez
        ___________________________
                 (Name)

Attest: Notary
        ___________________________
                 (Title)